Exhibit 99.2

Form Change in Control Provisions Applicable to Non-Employee Directors

ADDENDUM FOR OPTIONS GRANTED

TO THE

BOARD OF DIRECTORS

OF

EVOLVING SYSTEMS, INC.

The options shall be subject to the terms and conditions of the Company’s Amended and Restated Stock Option Plan, including, but not limited to those provisions that apply in the event of termination of the Optionee’s relationship as a Director.  Provided, however, that in the event of a Change in Control of the Company while the Optionee is a Director, the Optionee shall be entitled to acceleration in vesting of that number of options which would have vested over the 12 month period following the date on which a Change in Control occurs.

For purposes of this option grant, the term “Change in Control” shall mean:

(a)          the consummation of a sale, transfer or other disposition of all or substantially all of the assets of the Company after the date of the option grant;

(b)         a merger or consolidation in which the Company is not the surviving corporation after the date of the option grant;

(c)          a reverse merger in which the Company is the surviving corporation but the shares of the common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise after the date of this resolution; or

(d)         the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any Executive benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Age, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors after the date of the option grant.